Exhibit 10.32

TRUST AGREEMENT

THIS AGREEMENT made this 7th day of November, 2005, by and between R.R. DONNELLEY & SONS COMPANY (the “Company”) and NORTHERN TRUST CORPORATION (the “Trustee”).

WHEREAS, the Company entered into an employment agreement (the “Employment Agreement”), dated March 24, 2005, with Mark A. Angelson (the “Executive”), which modifies and clarifies the employment agreement between the parties effective as of November 8, 2003, pursuant to which Employment Agreement the Company is obligated to create a trust pursuant to Section 9(a) thereof (the “Trust”);

WHEREAS, upon certain events specified in the Employment Agreement, the Company is obligated to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency (as defined below), until paid to the Executive in such manner and at such times as specified in the Employment Agreement; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement.

NOW THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust.

(a)	The Company hereby establishes the Trust with the Trustee, consisting of such sums of money and other property as from time to time shall be paid and delivered to the Trustee from or on behalf of the Company.

All such money and other property paid or delivered to and accepted by the Trustee shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b)	The Trust hereby established is irrevocable by the Company without the Executive’s express written consent.

(c)	The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)	The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Executive and general creditors of the Company as herein set forth. The Executive shall have no preferred claim on, nor any beneficial ownership interest in, any assets of the Trust. Any rights created under the Employment Agreement and this Trust Agreement shall be mere unsecured contractual rights of the Executive against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency (as defined in Section 3(a) herein).

(e)	Immediately after the Company’s obligation to make a contribution to the Trust under the Employment Agreement arises, the Company shall contribute to the Trust cash or common stock of the Company (as specified in the Employment Agreement), as necessary to satisfy the Company’s obligations under the Employment Agreement. Trustee shall have no duty to enforce any funding obligations of Company, and the duties of Trustee shall be governed solely by the terms of the Trust Agreement without reference to the terms of the Employment Agreement.

Section 2. Payments to Executive.

(a)	Immediately after the Company’s obligation to make a contribution to the Trust under the Employment Agreement arises, the Company shall deliver to the Trustee and the Executive a schedule accurately based on the Employment Agreement (the “Payment Schedule”) that specifies the form in which payments are to be made and the time of commencement for such payments, which time shall be the earliest point permitted under the Employment Agreement. Except as otherwise provided herein, the Trustee shall make payments to the Executive in accordance with the Payment Schedule.

It is the intent of the Company and the Trustee that the Company shall be responsible for determining all federal, state and local tax aspects of the Employment Agreement and the Trust, including without limitation income taxes, if any, payable on the Trust’s income, any required withholding of income or other payroll taxes in connection with the payments from the Trust pursuant to the Employment Agreement, and all reporting required in connection with any such taxes. To the extent that the Company is required by applicable law to pay or withhold such taxes or to file such reports, such obligations shall be a responsibility allocated to the Company hereunder. To the extent the Trustee is required by applicable law to pay or withhold such taxes or to file such reports, the Company shall inform the Trustee of such obligations, shall direct the Trustee with respect to the performance of such obligations and shall provide the Trustee with all information required by the Trustee to meet such obligations.

(b)	The entitlement of the Executive to payments under the Employment Agreement shall be determined in accordance with the terms of the Employment Agreement.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a)	The Trustee shall cease payments to the Executive if the Company is Insolvent, subject to the provisions of Section 3(b) below. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (which circumstances shall individually or collectively constitute the Company’s “Insolvency”).

(b)	At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(1)	The Board of Directors of the Company shall have the duty to inform the Trustee and the Executive in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall immediately notify the Company and the Executive and shall determine whether the Company is Insolvent. Pending such determination, the Trustee shall discontinue payments to the Executive. In all cases, the Trustee shall be entitled conclusively to rely upon certified minutes or the written certification of the Board of Directors of the Company when determining whether the Company is Insolvent.

(2)	Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee by the Company and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency. In no event shall “actual knowledge” be deemed to include knowledge of Company’s credit status held by banking officers or banking employees of The Northern Trust Company which has not been communicated to the trust department of Trustee. Trustee may appoint an independent accounting, consulting or law firm to make any determination of solvency required by Trustee under this Section 3. In such event, Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of such firm.

(3)	If at any time the Board of Directors, the CEO of Company or other executive officer of the Company notifies Trustee, or the Trustee has determined, that the Company is Insolvent, then the Trustee shall discontinue payments to the Executive and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Executive to pursue his rights as a general creditor of the Company with respect to payments due under the Employment Agreement or otherwise.

(4)	The Trustee shall resume the payments to the Executive in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent) or pursuant to an order from the U.S. Bankruptcy Court or other court of competent jurisdiction.

(c)	Provided that there are sufficient assets, if the Trustee discontinues the payments from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance (to the extent not inconsistent with an order from the U.S. Bankruptcy Court or other court of competent jurisdiction) shall include the aggregate amount of all payments due to the Executive under the terms of the Employment Agreement for the period of such discontinuance, less the aggregate amount of any payments (as certified to the Trustee and the Executive by the Company) made to the Executive by the Company in lieu of the payments provided for hereunder during any such period of discontinuance, all in accordance with the Payment Schedule, which shall be accurately modified by Company as necessary to comply with the provisions of this paragraph (c).

Section 4. Payments to Company.

Except as provided in Section 3, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payments have been made to the Executive pursuant to the terms of the Employment Agreement (as certified to the Trustee and the Executive by the Company). Trustee shall be entitled to rely conclusively upon Company’s and the Executive’s joint written certification that all such payments have been made.

Section 5. Investment and Administrative Authority.

Subject to such written investment guidelines or instructions as may be provided to Trustee from time to time by the Executive, Trustee shall invest and reinvest Trust assets in property of any kind in accordance with this Section 5. If Trustee shall not have received written investment guidelines or instructions from the Executive, then Trustee shall invest for short term purposes any cash in its custody in the investment fund specified in a separate writing from the Executive, which writing may be modified by the Executive from time to time (“Permitted Investments”). Notwithstanding the foregoing, any common stock of the Company contributed to the Trust shall be retained by the Trustee, provided that the Executive may direct the Trustee in writing to sell any such common stock of the Company. The proceeds of such sale shall be invested by the Trustee in accordance to any written investment guidelines or instructions it receives from the Executive or, if no such guidelines or instructions have been received, in Permitted Investments. The Trustee shall have no investment review or responsibility for any shares of common stock of the Company contributed to the Trust or for the retention thereof. All gains and losses, interest and dividends and voting rights with respect to the assets of the Trust shall inure to the benefit of the Executive. Subject to this Section 5, all rights associated with assets of the Trust shall be exercised by Trustee at the direction of the Executive and shall in no event be directly exercisable by or rest with the Executive.

Section 6. Contractual Settlement and Income; Market Practice Settlements

(a)	In accordance with the Trustee’s standard operating procedure, the Trustee shall credit the Trust with income and maturity proceeds on securities, net of any expenses, on the earlier of the contractual payment date or upon actual receipt.

(b)	In accordance with the Trustee’s standard operating procedure, the Trustee will attend to the settlement of securities transactions on the basis of either contractual settlement date accounting or actual settlement date accounting.

Section 7. Disposition of Income.

During the term of this Trust, all income received by the Trust, net of any expenses, shall be accumulated and reinvested pursuant to the terms of Section 5 herein.

Section 8. Accounting by Trustee.

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made. Within 30 days following the close of each calendar quarter, and within 30 days after the removal or resignation of the Trustee, or upon receipt of a written request from either the Company or the Executive, the Trustee shall deliver to the Company and the Executive a written account of its administration of the Trust setting forth all investments, receipts, disbursements and other transactions affected by it. In the absence of the filing in writing with Trustee by the Company or the Executive of exceptions or objections to any such account within one year, the Company or the Executive, as the case may be, shall be deemed to have approved such account; in such case, or upon the written approval by the Company or Executive of any such account, Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction. Trustee may conclusively rely on determinations of the Executive of valuations for assets of the Trust for which Trustee deems there to be no readily determinable fair market value and on determinations of the issuing insurance company of valuations for insurance contracts/policies.

Section 9. Responsibility of Trustee.

(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given in writing jointly by the Company and the Executive. In the event of a dispute, controversy or claim among the Trustee, the Executive and Company (each a “Party” solely for purposes of this Section) with respect to the administration of this Trust, any such dispute, controversy or claim shall be finally settled by binding arbitration in Chicago, Illinois in accordance with the following provisions:

(i)	The Parties agree and understand that if any Party requests binding arbitration, there is no right to trial by jury or otherwise and the arbitrator will have no authority to award punitive damages or other damages not measured by the prevailing Party’s actual damages.

(ii)	The arbitration will be conducted (1) in Cook County, Illinois, (2) before one arbitrator designated by the Parties, or if the Parties cannot agree on the designation of an arbitrator within sixty days of a request by any Party for binding arbitration, by the arbitration association (defined in paragraph (iii) below); (3) in accordance with the United States Arbitration Act (Title 9 of the United States Code), notwithstanding any choice of law provision in this Trust Agreement; (4) under the arbitration rules (defined in paragraph (iii) below) in effect at the time of filing the demand for arbitration. The arbitrator’s award shall be in writing and shall include a statement of the reasons for the award. Judgment upon the award may be entered in any court having jurisdiction. The decision of the arbitrator shall be rendered within 30 days of the close of the arbitration hearing and shall be final and binding. The Parties shall pay their own expenses of arbitration and legal fees, and the expenses of the arbitrator shall be equally shared; provided, however, that the arbitrator may assess, as part of its award, all or any part of the arbitration expenses (including reasonable attorneys’ fees of any other Party and arbitrators’ fees under the standards and law applicable under Rules 11 and 27 of the Federal Rules of Civil Procedure) against the Party which does not substantially prevail in such arbitration.

(iii)	In any arbitration proceeding pursuant to subsection (ii) above, this Trust Agreement shall be governed as to all matters, including validity, interpretation and enforcement, by the laws of the State of Illinois, except as superseded by the laws of the United States. For purposes of this Section, (1) the term “arbitration association” shall mean Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or its successor and (2) the term “arbitration rules” shall mean the JAMS’ Comprehensive Arbitration Rules and Procedures (unless the Parties agree to use JAMS’s Streamlined Rules).

(iv)	The Parties agree that any attempt to avoid arbitration by instituting procedures in any other forum shall constitute a material breach of this Trust Agreement and will cause irreparable harm to the other Parties, including, but not limited to disrupting business and incurring legal expenses, thereby requiring an immediate judicial order to return the cause to arbitration and terminate any other proceedings. Judicial orders to enforce the arbitration provisions of this Trust Agreement and otherwise in aid of arbitration may be entered by the federal and state courts located in

Cook County, Illinois, at any time prior to or after a final decision by the arbitrators, and the Parties hereby submit to personal jurisdiction in the State of Illinois and to venue in such courts; provided, however, no provision of this Section limits the right of the Parties to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after the arbitration procedure.

(b)	The Trustee is not a party to, and has no duties or responsibilities under, the Employment Agreement. In any case in which a provision of this Trust Agreement conflicts with any provision in the Employment Agreement, this Agreement shall control.

(c)	The Trustee shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Trust Agreement and shall be held harmless in acting upon any notice, request, direction, instruction, consent, certification or other instrument believed by it to be genuine and delivered by the proper party or parties.

(d)	Company (which has the authority to do so under the laws of its state of incorporation) shall indemnify Trustee, and defend it and hold it harmless from and against any and all liabilities, losses, claims, suits or expenses (including attorneys’ fees) of whatsoever kind and nature which may be imposed upon, asserted against or incurred by Trustee at any time (1) by reason of its carrying out its responsibilities or providing services under this Trust Agreement, or its status as Trustee, or by reason of any act or failure to act under this Trust Agreement, except to the extent that any such liability, loss, claim, suit or expense arises directly from Trustee’s negligence or misconduct in the performance of responsibilities specifically allocated to it under this Trust Agreement, or (2) by reason of the Trust’s failure to qualify as a grantor trust under the IRS grantor trust rules or the Employment Agreement’s failure to qualify top-hat plan exempt from Parts 2, 3, and 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended. This paragraph shall survive the termination of this Trust Agreement.

(e)	If the Trustee undertakes or defends any litigation arising in connection with the Trust, other than any litigation not covered by the indemnity set forth in Paragraph (d) above and other than litigation instituted by the Company or one of its affiliates with respect to the Trustee’s alleged breach of the obligations set forth in this Trust Agreement, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.

(f)	The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder and as a part of its reimbursable expenses under this Agreement, pay counsel’s reasonable compensation and expenses.

(g)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals, including affiliates, to assist it in performing any of its duties or obligations hereunder.

(h)	The Trustee shall have without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

(i)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(j)	The Trustee shall promptly report to Executive in the event the Company fails to timely deliver any certification pursuant to Section 3 of this Agreement or to fund the Trust in respect of any amounts required to be funded under the terms of the Employment Agreement and this Trust Agreement.

(k)	Trustee shall not be liable for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to forces beyond Trustee’s reasonable control, including but not limited to any industrial, juridical, governmental, civil or military action; acts of terrorism, insurrection or revolution; nuclear fusion, fission or radiation; failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment; or acts of God.

Section 10. Compensation and Expenses of Trustee.

The Company shall pay all administrative and Trustee’s fees and expenses authorized and required to be paid by the Company pursuant to this Trust Agreement. The Trustee shall be entitled to fees for services as mutually agreed in writing with the Company.

Section 11. Resignation and Removal of Trustee.

(a)	The Trustee may resign at any time by written notice to the Company and the Executive, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise.

(b)	If the Executive consents in writing, the Trustee may be removed at any time by the Company 60 days after receipt of such notice or upon such shorter notice period accepted by the Trustee.

(c)	Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The resigning or removed Trustee is authorized, however, to reserve such amount as may be necessary for the payment of its fees and expenses incurred prior to resignation or removal. The transfer shall be completed as soon as practicable after receipt of the notice of resignation, removal or transfer.

(d)	If the Trustee resigns or is removed, the Company and the Executive shall jointly select a successor trustee in accordance with the provisions of Section 12 hereof prior to the effective date of the Trustee resignation or removal.

Section 12. Appointment of Successor.

If the Trustee resigns or is removed pursuant to the provisions of Section 11 hereof, the Company and the Executive shall jointly appoint a third party national banking association with a market capitalization exceeding $1,000,000,000 as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer of Trust assets.

Section 13. Amendment or Termination.

(a)	This Trust Agreement shall not be changed without the written consent of the Trustee, the Company and the Executive.

(b)	The Trust shall not terminate until the date on which the Executive is no longer entitled to payments pursuant to the terms of the Employment Agreement (as jointly certified to the Trustee by the Company and the Executive upon which certification Trustee may conclusively rely). Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

(c)	Upon written approval of the Executive, the Company may terminate this Trust prior to the time all payments under the Employment Agreement have been made. All assets in the Trust at termination shall be returned to the Company.

Section 14. Miscellaneous.

(a)	Neither the Company nor the Trustee may assign this Agreement without the prior written consent of the other and the Executive, except that the Trustee may assign its rights and delegate its duties hereunder to any corporation or entity which directly or indirectly is controlled by, or is under common control with, the Trustee. This Agreement shall be binding upon, and inure to the benefit of, the Company, the Executive and the Trustee and their respective successors and permitted assigns. Any entity which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the trust business of the Trustee shall, upon such succession and without any appointment or other action by the Company, be and become successor trustee hereunder. The Trustee shall promptly notify the Company and the Executive of any entity succeeding to such trust business.

(b)	The provisions of this Trust Agreement shall be construed, administered and enforced according to the laws of the state of Illinois without regard to its principles of conflict of laws.

(c)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(d)	To the maximum extent permitted by law, (a) no distribution or payment under this Trust Agreement may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, whether pursuant to a “qualified domestic relations order”, as defined in section 414(p) of the Code, or otherwise; and (b) the Trust shall in no manner be liable for or subject to the debts or liabilities of the Executive.

(e)	Notwithstanding anything to the contrary contained elsewhere in this Trust Agreement, any reference to the Employment Agreement or Employment Agreement provisions which require knowledge or interpretation of the Employment Agreement shall impose a duty upon the Company to communicate such knowledge or interpretation to the Trustee. The Trustee shall have no obligation to know or interpret any portion of the Employment Agreement and shall in no way be liable for any proper action taken contrary to a provision of the Employment Agreement except as directed in writing by the Company. Mere possession by the Trustee of a copy of the Employment Agreement document shall not constitute awareness or knowledge of such provision.

(f)	This Trust Agreement shall be construed, and all provisions hereof shall be enforced and administered, according to the laws of the State of Illinois without regard to principles of choice of law. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

(g)	Subject to the joint certifications otherwise required by this Trust Agreement, any action required to be taken by Company shall be by resolution of its board of directors or by written direction of one or more of its president, any vice president or treasurer or anyone designated by such person to act on behalf of Company. The Trustee may rely upon a resolution or direction filed with the Trustee and, subject to the joint certifications otherwise required by this Trust Agreement, shall have no responsibility for any action taken by the Trustee in accordance with any such resolution or direction.

(h)	In making payments to service providers pursuant to authorized directions, the Company acknowledges that the Trustee is acting as paying agent, and not as the payor, for tax information reporting and withholding purposes.

Section 15. Reliance on Representations.

(a)	The Company and the Trustee each acknowledge that the other will be relying, and shall be entitled to rely, on the representations, undertakings and acknowledgments of the other as set forth in this Agreement. The Company and the Trustee each agree to notify the other promptly if any of its representations, undertakings, or acknowledgments set forth in this Agreement ceases to be true.

(b)	The Company and the Trustee hereby each represent and warrant to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind it to this Agreement.

Section 16. Effective Date.

The effective date of this Trust Agreement shall be the 7th day of November, 2005.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Robert Kelderhouse
Name:	Robert Kelderhouse
Title:	Senior Vice President, Treasurer

NORTHERN TRUST CORPORATION

By:	/s/ Alex Vecchiet
Name:	Alex Vecchiet
Title:	Vice President